Exhibit 99.1

Year End Chairman’s Message

December 17, 2014

Bloomberg News in a recent article originating out of the UK stated that superbug infections could cost the global economy $100 trillion by 2050. One paragraph of the article quoted a former Goldman Sachs Group economist as saying, “If unchecked, the infections may mean 10 million extra deaths a year, with an impact on global wealth roughly equivalent to losing the U.K.’s economic output every year.”

Growing Industry Interest

Inside of the pharmaceutical industry concern has risen for years as the antibiotic drug pipeline has not kept up with the increase in the spread and mutation of the pathogens of concern, specifically those associated with bacterial superbug infections acquired in hospital (HAI). More recently, viral infections such as Ebola and MERS coronavirus have also raised global concern, especially in the Middle East and West Africa.

We have reached a point in which the AsepticSure approach of avoiding the infection in the first place is now being seriously considered as major hospital players and global healthcare companies review options to lower infection rates, and importantly from the corporate perspective, how to expand revenue streams in the face of these challenges?

It is of paramount importance to remember, that while there are other companies and technologies competing in our sector of business, only AsepticSure has demonstrated the ability to actually break the reinfection cycle in a healthcare setting. That is what sets us apart, as demonstrated at Belleville General Hospital in Ontario, Canada.

The demonstration at Belleville in which a ward that had averaged “one to two new MRSA infections a month” and has now gone more than a year without a new infection following a single AsepticSure disinfection, is strong evidence that when you kill 100% of the infective pathogen in a healthcare setting, you have broken the reinfection cycle. A response demonstrating this level of efficacy and effectiveness was simply not available until AsepticSure. This is the solution to a previously unsolvable problem.

We have demonstrated at our Innovation Park, Queen’s University Laboratories, that you must obtain 100% Kill to be effective. Working with MRSA, a 5-log sample was decontaminated by 3-log (99.9% kill). Set aside and simply observed, the remaining 0.1% of bacteria began to regenerate in 5 hours. In 5 days it had grown back to full strength! Only AsepticSure has demonstrated the ability to eliminate that 0.1% in both laboratory and real world hospital settings throughout an entire room!

We are experiencing tremendous shifts in the global healthcare economy due to the aging population, budgetary pressures, and the urgent need to address the significant impact of infection both in and out of the hospital.  The management of Medizone has become an active and engaged part of the discussion to improve care and reduce the cost of care in several key markets across the globe.  We are seeing strong interest among US based global healthcare companies seeking to broaden their value proposition specifically in the area of hospital-acquired infection. AsepticSure is well positioned to be a viable addition to the healthcare services strategy of these global companies.   We continue to address a broad commercial strategy that includes a variety of potential actions with major industry players. Our achievements with this technology have not gone unnoticed.

Saudi Arabia

Earlier this year, Medizone was approached by representatives of the Saudi Arabian medical community and the office of the Minister of Health of the Kingdom of Saudi Arabia, or KSA. The question was; could AsepticSure address MERS coronavirus as effectively as bacterial sources of HAI? Subsequently, Medizone entered into a research agreement with the National Research Council of Canada, Human Health Viral Therapeutics Laboratory in Montreal. Both Adenovirus and a surrogate for MERS coronavirus were studied. AsepticSure was successful with each. It should be noted that Adenovirus is a naked virus and the coronavirus is a lipid-enveloped virus. Thus, AsepticSure has now demonstrated the ability to fully eradicate every bacterial and viral pathogen it has challenged to date. We view this as evidence that AsepticSure will one day achieve gold standard status for hospital disinfection devices.

Following Saudi review of the viral research results, the Minister of Health and Medical Scientific Committee of the KSA asked if we could provide an outside evaluation of the safety of AsepticSure in the hospital setting? In response, Medizone engaged with two highly reputable outside firms to independently evaluate and produce a report entitled, “Ozone and Hydrogen Peroxide Industrial Hygiene Environmental Monitoring.”

This notarized report confirmed that following a decontamination run, when the door to the room was opened, the room was immediately available for occupation. The safety standards demonstrated by AsepticSure met and exceeded the requirements of Health Canada, OSHA, EPA and all other global regulatory agencies. We subsequently provided this report as well to the United States Environmental Protection Agency, or EPA.

Following further communication between members of the Saudi Medical and Scientific Committee and the full science team from Medizone International, we received an invitation from the Minister of Health to bring our Canadian Medical Team to the KSA to do an in-hospital evaluation of AsepticSure.

Assuming finalization of contractual agreements currently in progress with our proposed distribution partner for the Middle East, headquartered in Jeddah, KSA, we anticipate our team traveling to the KSA early in 2015, demonstrating the system and supporting the distributor in establishing a commercial sales, training and product support program for the region.

Médecins Sans Frontières

(AKA: Doctors without Borders, or (MSF) in Canada and the US)

Shortly after the Medizone press release regarding the viral research results conducted in collaboration with the National Research Council Canada appeared,MSF contacted Medizone to inquire if we could decontaminate infective pathogens inside a portable tent field hospital setting? A demonstration was then conducted for MSF, representatives of the Canadian Red Cross and Canadian military using tent structures supplied by Design Shelter. Following a successful demonstration, MSF asked if we would participate in the design of a prototype portable field hospital for possible deployment to Africa. Working with MSF and Design Shelter that design has been submitted. The design ensures the highest level of separation between patient evaluation areas and patient treatment areas. The only exit from a patient treatment area leads to a decontamination area.

The EPA Journey

Medizone began discussing AsepticSure with the EPA in August 2012. Given the very low dose of hydrogen peroxide used to create Trioxydane in the AsepticSure system, coupled with low dose Ozone, followed by the use of Ozone destructs to return the room to habitable status within OSHA and EPA guidelines, the EPA appeared to accept early on the safety aspect of AsepticSure following a disinfection as being reasonable.

As our EPA journey continued it became apparent, and EPA stated, that it was not sure how to classify AsepticSure as “it did not fit easily into any of the agency’s existing classifications.” To our understanding the EPA had never been asked to review a product or device that claimed to be so efficacious in killing bacteria, while at the same time claimed to be so green and friendly to the environment.

Within EPA there are two classifications for technologies that are currently being marketed to disinfect health care spaces, pesticide devices and pesticide products.  EPA categorizes UV devices, either stand alone or robotic, as a pesticide device. This category of device is required to demonstrate safety to the EPA, but there are no requirements to demonstrate efficacy.

Foggers, which the EPA refers to AsepticSure as, fall under the Pesticides Products Division of the Agency. While internally we do not consider AsepticSure a pesticide, the Pesticides Products Division of EPA is the organization within EPA from whom Medizone must gain regulatory approval. Pesticides are required to go through rigorous testing to demonstrate efficacy as well as safety. EPA does not consider data generated outside of its own approved protocols such as peer reviewed journal literature or real world results in considering a product’s efficacy. Thus our journey began with the identification of a protocol that EPA would approve and Medizone could perform to demonstrate AsepticSure’s efficacy.

As communications progressed into early 2013, it became apparent that EPA’s understanding of the technology was still in question. We met with EPA in Washington in May of 2013. In our opinion the meeting was successful. Our scientist and regulatory team leaders left the meeting with an understanding that a protocol that followed EPA’s “Standard Operating Procedure for Germicidal Spray Products as Disinfectants” would be acceptable to EPA. Testing of Staphylococcus aureus, Pseudomonas aeruginosa and Salmonella enterica would be used in the protocol.

Following further clarifications with EPA in July 2013, the agreed protocol was submitted early in August 2013. In November of 2013, the EPA told Medizone that AsepticSure was classified as A521.

Significant staffing changes at EPA followed during this time period. The majority of the original EPA team, including the original EPA project manager assigned to the AsepticSure evaluation was either no longer with EPA or had been reassigned. We were now dealing with a new group of people at EPA. In many ways, we were starting over. This new group at the EPA reclassified AsepticSure as A522 “because the protocols were non standard relative to EPA requirements.” The original agreed protocol and related work was rejected.

More detail is not necessary, but suffice to say that the delays within EPA continued and our frustrations with the agency rose. In August of 2014, we engaged a significant Washington, D.C. law firm that specializes in regulatory affairs and working with agencies such as the EPA. Our lead attorney, who is well known at the agency, was employed by EPA before going into private practice. We view the support and guidance of this prominent lawyer and firm as invaluable to achieving eventual success. It appears progress is now being made in working with the agency. While we will no longer make predications about when AsepticSure will be approved by EPA, we are guardedly optimistic that with this legal team heading our efforts and the great scientific support behind them, we should soon see positive results.

Third US Patent for AsepticSure

The United States Patent and Trademark Office has notified the Company that United States Patent Application No. 13/821/496 Title: SPORTS EQUIPMENT AND FACILITY DISINFECTION has received a Notice of Allowance.

Following the payment of fees, the patent will then be granted. With this new patent, Medizone will hold US patents for its AsepticSure system and processes for Health Care, Bio-defense Counter Measures and Sports Equipment and Facility Disinfection.

On behalf of all of Medizone’s Staff and our Board of Directors, we would like to wish all of our shareholders a wonderful Holiday Season.

Best regards,

Edwin G. Marshall
Chairman of the Board of Directors

This Chairman’s Message contains certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory action and issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.